Exhibit 4.2

PAYLOCITY CORPORATION

AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2012, by and among Paylocity Corporation, an Illinois corporation (the “Company”), Paylocity Management Holdings, LLC (“Holdings”), the persons and entities listed on EXHIBIT A attached hereto (the “Preferred Holders”) and the Key Executives (as defined below):

WITNESSETH:

WHEREAS, Holdings is the beneficial holder of an aggregate of 54,619,200 shares of the Company’s Common Shares.

WHEREAS, each of the Key Executives own equity interests in Holdings.

WHEREAS, the Company, Holdings, the Preferred Holders and the Key Executives are parties to that certain Right of First Refusal and Co-Sale Agreement dated as of May 14, 2008 (the “Original Agreement”).

WHEREAS, pursuant to that certain Series B Preferred Share Purchase Agreement of even date herewith (the “Purchase Agreement”), certain of the Preferred Holders are purchasing shares of Series B Preferred (as defined below).

WHEREAS, the parties hereto, pursuant to Section 7.3 of the Original Agreement, constitute the required parties to amend and restate the Original Agreement.

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties desire to amend and restate the Original Agreement in order to grant first refusal and co-sale rights to the Company and to the Preferred Holders on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1.                                      DEFINITIONS.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the following meanings:

1.1                               “Charter” means the Company’s Articles of Incorporation in the form contemplated by the Purchase Agreement, as it may be amended and restated from time to time as permitted thereby.

1.2                               “Common Shares” means the Company’s Common Shares, $0,001 par value per share, including any Common Shares issued or issuable upon conversion of the Company’s outstanding Series A Preferred or Series B Preferred or exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for Common Shares.

1.3                               “Holders” shall mean, collectively, the Key Holders and the Preferred Holders.

1.4                               “Holdings LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Operating Agreement of Holdings, dated on or about the date hereof, as it may be amended or amended and restated from time to time.

1.5                               “Key Executive Indirect Shares” shall mean, with respect to any Key Executive at any time, the product of (x) the number of Key Holder Shares owned by Holdings multiplied by (y) Liquidation Applicable Percentage (as defined pursuant to that Holdings LLC Agreement) for such Key Executive and his Permitted Transferees (as defined pursuant to the Holdings LLC Agreement).

1.6                               “Key Executive” shall mean each of Miller, Beauchamp and Haske, so long as he remains an employee, officer or director of, or consultant to, the Company.

1.7                               “Key Executive Shares” shall mean, with respect to any Key Executive, the sum of (x) number of Key Holder Shares owned directly by such Key Executive plus (y) the Key Executive Indirect Shares.

1.8                               “Key Holder” shall mean any of Holdings and any transferee of Common Shares from Holdings, other than the Company and any Preferred Holder.

1.9                               “Key Holder Shares” means the Common Shares now owned or subsequently acquired by the Key Holders by gift, purchase, dividend, option exercise or any other means whether or not such securities are registered in a Key Holder’s name or beneficially or legally owned by such Key Holder, including any interest of a spouse in any of the Key Holder Shares, whether that interest is asserted pursuant to marital property laws or otherwise.  The number of shares of Key Holder Shares owned by the Key Holders as of the date hereof are set forth on EXHIBIT A, which may be amended from time to time by the Company to reflect changes in the number of Common Shares owned by the Key Holders, but the failure to so amend shall have no effect on such Key Holder Shares being subject to this Agreement.

1.10                        “Preferred Holder Shares” means the shares of Series A Preferred and Series B Preferred and any Common Shares now owned or subsequently acquired by the Preferred Holders whether or not such securities are only registered in a Preferred Holder’s name or beneficially or otherwise legally owned by such Preferred Holder.

1.11                        “Repurchase” shall refer to the series of transactions taking place on or about the date of this Agreement, whereby the Company will repurchase Common Shares from certain holders of its Common Shares, including Holdings, and by which Holdings will redeem certain units from its unit holders.

1.12                        “Series A Preferred” means the Company’s Series A Preferred Shares now owned or hereafter acquired by the Preferred Holders and their permitted assigns, taken together.

1.13                        “Series B Preferred” means the Company’s Series B Preferred Shares now owned or hereafter acquired by the Preferred Holders and their permitted assigns, taken together.

1.14                        “Shares” shall mean, collectively, the Key Holder Shares and Preferred Holder Shares.

1.15                        “Transfer” means any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Key Holder Shares.

2.                                      RESTRICTIONS ON TRANSFER.

2.1                               NO TRANSFERS TO SPECIFIED ENTITIES.  Notwithstanding anything to the contrary contained in this Agreement, no Holder shall under any circumstances Transfer any Shares to any of the entities set forth on EXHIBIT B attached hereto without the prior written consent of Holdings; provided, that in the event that Holdings consents to any such Transfer of Shares pursuant to this Section 2.2, it must also consent to the exercise in full of the co-sale rights pursuant to and in accordance with Section 3.4 hereunder in connection therewith, to the extent they would otherwise be applicable.  Any such Transfer in contravention of this Section 2.2 shall be null and void and shall not be reflected in the Company’s stock register.

2.2                               TRANSFERS OF UNITS IN HOLDINGS.  Without the prior written consent of Preferred Holders holding not less than a majority of all of the outstanding Preferred Holder Shares, Holdings shall not:

(a)                                 issue, sell or otherwise cause to exist any membership interests other than the membership interests outstanding on the date hereof, as reflected in the Holdings LLC Agreement as in effect on the date hereof; or

(b)                                 permit the Transfer of any membership interests outstanding on the date hereof other than (i) to Permitted Transferees (as defined pursuant to the Holdings LLC Agreement) or (ii) to Holdings pursuant to any Manager Equity Agreement existing on the date hereof or hereafter entered into by Holdings with the prior written consent of Preferred Holders holding not less than a majority of all of the outstanding Preferred Holder Shares.

Each of the Key Executives agrees that they will not Transfer any of their membership interests in Holdings other than as permitted by Section 2.2(b).

3.                                      TRANSFERS BY A KEY HOLDER.

3.1                               NOTICE OF TRANSFER.  If a Holder proposes to Transfer any Shares (a “Transferor”) other than pursuant to Section 4.1, the Transferor shall promptly give written notice (the “Notice”) simultaneously to the Company and to each of the Preferred Holders and the Key Executives at least forty-five (45) days prior to the closing of such Transfer.  The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number and class of shares of Shares to be transferred, the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

3.2                               COMPANY RIGHT OF FIRST REFUSAL.  For a period of twenty (20) days following receipt of any Notice described in Section 3.1, the Company shall have the right to purchase all or a portion of the Shares subject to such Notice on the same terms and conditions as set forth therein.  The Company’s purchase right shall be exercised by written notice signed by an officer of the Company (the “Company Notice”) and delivered to the Transferor proposing to Transfer the Shares within such twenty (20) day period.  The Company shall effect the purchase of the Shares, including payment of the purchase price, by the later of (i) the date specified in the Notice as the intended date of the Transfer or (ii) thirty (30) days after delivery of the Notice, and at such time the Transferor shall deliver to the Company the certificate(s) representing the Shares to be purchased by the Company, each certificate to be properly endorsed for transfer.  The Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Common Shares.

3.3                               OTHER SHAREHOLDER RIGHT OF FIRST REFUSAL.

(a)                                 In the event that the Transferor is a Key Holder and the Company does not elect to purchase all of the Key Holder Shares available pursuant to its rights under Section 3.2 within the period set forth therein, the Transferor shall promptly give written notice (the “Second Notice”) to each of the Preferred Holders and any Key Executives (other than the Key Executive who is the Transferor or whose Permitted Transferee (as defined pursuant to the Holdings LLC Agreement) is the Transferor) (each, a “Non-Transferring Key Executive”), which shall set forth the number of shares of the Key Holder Shares not purchased by the Company and which shall include the terms of the Notice set forth in Section 3.1.  Each Preferred Holder and Non- Transferring Key Executive shall then have the right, exercisable upon written notice to the Key Holder Transferor (the “Shareholder Notice”) within ten (10) days after the receipt of the Second Notice, to purchase its pro rata share of the Key Holder Shares subject to the Second Notice and on the same terms and conditions as set forth therein.  The Preferred Holders and Non-Transferring Key Executives who so exercise their rights (the “Participating Shareholders”) shall effect the purchase of the Key Holder Shares, including payment of the purchase price, by the later of (i) the date specified in the Notice as the intended date of the Transfer or (ii) thirty (30) days after delivery of the Notice, and at such time the Key Holder Transferor shall deliver to the Participating Shareholders the certificate(s) representing the Key Holder Shares to be purchased by the Participating Shareholders, each certificate to be properly endorsed for transfer.

(b)                                 Each Preferred Holder’s and Non-Transferring Key Executive’s pro rata share shall be equal to the product obtained by multiplying (i) the aggregate number of shares of the Key Holder Shares covered by the Second Notice, and (ii) a fraction, the numerator of which is the number of shares of the Common Shares owned by the Participating Shareholder at the time of the Transfer and the denominator of which is the total number of shares of the Common Shares owned by all of the Participating Shareholders at the time of the Transfer (with the number of shares owned by any Non-Transferring Key Executive for the purposes of this

Section 3.3 to include only the shares actually owned by such Key Executive, and not any Key Executive Indirect Shares).

3.4                               RIGHT OF CO-SALE.

(a)                                 In the event the Preferred Holders or Non-Transferring Key Executives fail to exercise their respective rights to purchase all of the Key Holder Shares subject to Section 3.3 hereof, following the exercise or expiration of the rights of purchase set forth in Section 3.3, then the Key Holder Transferor shall deliver to the Company, each Preferred Holder and each Non-Transferring Key Executive written notice (the “Co-Sale Notice”) that each Preferred Holder and Non-Transferring Key Executive shall have the right, exercisable upon written notice to such Key Holder Transferor with a copy to the Company within fifteen (15) days after receipt of the Co-Sale Notice, to participate in such Transfer of Key Holder Shares on the same terms and conditions.  Such notice shall indicate the number of shares of Preferred Holder Shares or Key Holder Shares up to that number of shares determined under Section 2.4(b) such Preferred Holder or Non-Transferring Key Executive wishes to sell under his or her right to participate.  To the extent one or more of the Preferred Holders or Non-Transferring Key Executives exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Key Holder Shares that such Key Holder Transferor may sell in the transaction shall be correspondingly reduced.

(b)                                 Each Preferred Holder and each Non-Transferring Key Executive may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of the Key Holder Shares covered by the Co-Sale Notice and not purchased by the Company, the Preferred Holders or Non-Transferring Key Executives pursuant to Section 2.2 or 2.3 by (ii) a fraction, the numerator of which is the number of shares of the Common Shares owned (or deemed to be owned upon conversion of the Series A Preferred or Series B Preferred) by such Preferred Holder or Non-Transferring Key Executive at the time of the Transfer and the denominator of which is the total number of shares of the Common Shares owned (or deemed to be owned upon conversion of the Series A Preferred or Series B Preferred) by such Key Holder Transferor (excluding shares purchased by the Company and/or Preferred Holders pursuant to Section 3.2 or 3.3) and the Preferred Holders and Non-Transferring Key Executives at the time of the Transfer (with the number of shares owned by any Non-Transferring Key Executive for the purposes of this Section 3.4 to include only the shares actually owned by such Key Executive, and not any Key Executive Indirect Shares).  If not all of the Preferred Holders or Non-Transferring Key Executives elect to sell their shares of capital stock proposed to be transferred within said fifteen (15) day period, then the Key Holder Transferor shall promptly notify in writing the Preferred Holders and Non- Transferring Key Executives who do so elect and shall offer such Preferred Holders and Non- Transferring Key Executives the additional right to participate in the sale of such additional shares of Key Holder Shares proposed to be transferred on the same percentage basis as set forth above in this subsection 3.4(b).  The Preferred Holders and Non-Transferring Key Executives shall have five (5) days after receipt of such notice to notify the Key Holder Transferor in writing with a copy to the Company of its election to sell all or a portion thereof of the unsubscribed shares.

(c)                                  Each Preferred Holder and Non-Transferring Key Executive who elects to participate in the Transfer pursuant to this Section 3.4 (a “Co-Sale Participant”) shall effect its participation in the Transfer by promptly delivering to such Key Holder Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)                                    the type and number of shares of the Common Shares which such Co-Sale Participant elects to sell; or

(ii)                                that number of shares of the Series A Preferred and/or Series B Preferred which is at such time convertible into the number of shares of the Common Shares which such Co-Sale Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of the Series A Preferred and/or Series B Preferred in lieu of shares of the Common Shares, such Co-Sale Participant shall convert such Series A Preferred and/or Series B Preferred into shares of the Common Shares and deliver shares of the Common Shares as provided in Section 3.4(c)(i) above.  The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

In the event that a Preferred Holder or Non-Transferring Key Executive does not comply with and/or exercise its rights pursuant to this Section 2.4(c) within ten (10) business days after the delivery of the Co-Sale Notice, such Preferred Holder’s or Non-Transferring Key Executive’s right to participate in the Transfer shall be deemed to have expired.

(d)                                 The stock certificate or certificates that the Co-Sale Participant delivers to such Key Holder Transferor pursuant to Section 3.4(c) shall be transferred to the prospective purchaser in consummation of the sale of the Common Shares pursuant to the terms and conditions specified in the Co-Sale Notice, and the Key Holder Transferor shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co- Sale Participant is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, such Key Holder Transferor shall not sell to such prospective purchaser or purchasers any Key Holder Shares unless and until, simultaneously with such sale, such Key Holder Transferor shall purchase such shares or other securities from such Co-Sale Participant on the same terms and conditions specified in the Co-Sale Notice.

(e)                                  The exercise or non-exercise of the rights of the Preferred Holders or Non- Transferring Key Executives hereunder to participate in one or more Transfers of the Key Holder Shares made by such Key Holder Transferor shall not adversely affect their rights to participate in subsequent Transfers of Key Holder Shares subject to Section 2.

(f)                                   To the extent that the Preferred Holders or Non-Transferring Key Executives do not elect to participate in the sale of the Key Holder Shares subject to the Co-Sale Notice, such Key Holder Transferor may, not later than sixty (60) days following delivery to the Company of the Co-Sale Notice, enter into an agreement providing for the closing of the Transfer of such Key Holder Shares covered by the Co-Sale Notice within thirty (30) days of such agreement on terms and conditions not more materially favorable to the transferor than those described in the Co-Sale Notice.  Any proposed Transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice, as well as any subsequent proposed Transfer of any of the Key Holder Shares by a Key Holder Transferor, shall again be subject to the first refusal and co-sale rights of the Company, Preferred Holders and/or Non- Transferring Key Executives and shall require compliance by a Key Holder Transferor with the procedures described in this Section 3.

3.5                               PREFERRED HOLDER SHARES. Notwithstanding anything herein to the foregoing, (i) the provisions of Section 3.3 and 3.4 shall in no event apply to any Transfer of Preferred Holder Shares, (ii) the provisions of Section 3.2 shall not apply to any Transfer of Series A Preferred (or Common Shares issuable upon conversion thereof) on or after May 14, 2013 and (iii) the provisions of Section 3.2 shall not apply to any Transfer of Series B Preferred (or Common Shares issuable upon conversion thereof) on or after the fifth anniversary of the date hereof.

3.6                               ASSIGNMENT OF RIGHTS.  The rights of first refusal and co-sale rights pursuant to Sections 3.3 and 3.4 may be assigned by a Preferred Holder or Key Executive to a transferee or assignee of Preferred Holder Shares or Key Holder Shares that (a) is a subsidiary, parent, general partner, limited partner, retired or former partner, member or retired or former member, or shareholder of a Holder; (b) is a Preferred Holder’s or Key Executive’s family member or trust for the benefit of an individual Holder; or (c) is an entity that is an Affiliate of such Preferred Holder or Key Executive; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned, and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

4.                                      EXEMPT TRANSFERS.

4.1                               REGISTERED STOCK; ESTATE PLANNING; EQUITY OWNERS.  Notwithstanding the foregoing, the provisions of Sections 2.1 and 3 shall not apply to (a) the sale of any Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), or (b)  to any Transfer (i) that is a conveyance in trust, gift or devise or descent of any Shares by a Holder to any family member, without consideration and for estate planning purposes, (ii) to any person occurring as a matter of law upon the death or declaration of incompetence of a Holder, (iii) to the Company, (iv) by merger or share exchange or an exchange of existing shares for other shares of the same or a different class or series in the Company, or (v) to any equity owner (partner, shareholder, member or the like) of any Key Holder so long as either (x) such transfer is made as a distribution by such Key Holder in accordance with the terms and conditions of its organizational documents and without the payment of further consideration by the transferee or (y) such transferee is an “accredited investor”, as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act; provided, that in the case of any Transfer pursuant to Section 4.1(b) (other than pursuant to clause (iii)), the transferee agrees in writing to be bound by the terms and conditions of this Agreement, in the same manner as the transferring Holder.  In the event that the Transfer is being made pursuant to the provisions of Section 4.1 hereof, the transferee shall deliver written notice of such Transfer, which shall state under which clause of this Section the Transferor proposes to make such Transfer.

4.2                               EXISTING RIGHTS.  This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Key Holder Transferor pursuant to (a) a stock restriction agreement or other agreement between the Company and the Key Holder Transferor and (b) any right of first refusal set forth in the bylaws of the Company or in any incentive stock option, restricted stock or other incentive plan or agreement adopted by the Company for the benefit of its employees, non-employee directors, contractors and consultants.

4.3                               REPURCHASE.  This Agreement shall in no way restrict or apply to the Repurchase, which shall be specifically exempt from the operation of this Agreement.

5.                                      PROHIBITED TRANSFERS.

5.1                               CALL OPTION.  In the event a Transferor shall Transfer any Shares in contravention of the first refusal rights of the Company under Section 3.2 hereof or, to the extent applicable, the Preferred Holders or Non-Transferring Key Executives under Section 3.3 hereof (a “Prohibited Transaction”), the Company, first, but only with respect to Transfers in contravention of Section 3.2, and, the Preferred Holders and Non-Transferring Key Executives, second (but only to with respect to Transfers in contravention of Section 3.3, shall have the option to purchase from the pledgee, purchaser or transferee of the Shares transferred in contravention of Section 3.2 or Section 3.3, as applicable, the number of shares that the Company, the Preferred Holders or the Non-Transferring Key Executives, as applicable, would have been entitled to purchase had such Prohibited Transaction been effected in accordance with Section 3.2 and Section 3.3, on the following terms and conditions:

(a)                                 The price per share at which the shares are to be purchased by the Company, the Preferred Holders or the Non-Transferring Key Executives, as the case may be, shall be equal to the price per share paid to such Transferor by the third party purchaser or purchasers of such Shares that is subject to the Prohibited Transaction; and

(b)                                 The Transferor effecting such Prohibited Transaction shall reimburse the Company, the Preferred Holders and any Non-Transferring Key Executives for any expenses, including legal fees and expenses, incurred in effecting such purchase.

5.2                               PUT OPTION.  In the event a Key Holder Transferor shall Transfer any Key Holder Shares in contravention of the co-sale rights of the Preferred Holders or Non-Transferring Key Executives under Section 3.4 hereof (a “Prohibited Transfer”), each Preferred Holder and Non-Transferring Key Executive, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the right to sell to such Key Holder Transferor the type and number of shares of the Common Shares equal to the number of shares each Preferred Holder or Non-Transferring Key Executive would have been entitled to transfer to the purchaser under Section 3.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions:

(a)                                 The price per share at which the shares are to be sold to the Key Holder Transferor shall be equal to the price per share paid by the purchaser to such Key Holder Transferor in such Prohibited Transfer.  The Key Holder Transferor shall also reimburse each

Preferred Holder and Non-Transferring Key Executive for any and all fees and expenses, including legal fees and expenses, incurred in connection with the exercise or the attempted exercise of the Preferred Holder’s or Non-Transferring Key Executive’s rights under Section 3.4 hereof.

(b)                                 Within sixty (60) days after the date on which a Preferred Holder or Non- Transferring Key Executive received notice of the Prohibited Transfer or otherwise became aware of the Prohibited Transfer, such Preferred Holder or Non-Transferring Key Executive shall, if exercising the option created hereby, deliver to the Key Holder Transferor the certificate or certificates representing the shares to be sold, each certificate to be properly endorsed for transfer.

(c)                                  Such Key Holder Transferor shall, upon receipt of the certificate or certificates for the shares to be sold by a Preferred Holder or Non-Transferring Key Executive, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a), in cash or by other means reasonably acceptable to the Preferred Holder or Non-Transferring Key Executive, as applicable.

(d)                                 Notwithstanding the foregoing, any attempt by a Key Holder Transferor to Transfer Key Holder Shares in violation of Section 2 hereof shall be voidable at the option of a majority in interest of the Preferred Holders and Non-Transferring Key Executives if a majority in interest of the Preferred Holders and Non-Transferring Key Executives do not elect to exercise the put option set forth in this Section 4.2, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Preferred Holders and Non-Transferring Key Executives.

6.                                      LEGEND.

6.1                               TEXT.  Each certificate representing Shares (including, without limitation such shares of the Shares issued to any person in connection with a Transfer pursuant to Section 4.1 hereof) shall be stamped or otherwise imprinted with the following restrictive legend (the “Legend”):

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.2                               RESTRICTIONS AND REMOVAL.  During the term of this Agreement, the Company shall not remove, and shall not permit to be removed (upon registration of transfer, re-issuance of otherwise), the Legend from any such certificate and shall place or cause to be placed the Legend on any new certificate issued to represent Key Holder Shares theretofore represented by a certificate carrying the Legend.  Each Key Holder Transferor agrees that the Company shall instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the Legend to enforce the provisions of this Agreement and the Company agrees to promptly do so.  The Legend shall be removed upon termination of this Agreement.

7.                                      MISCELLANEOUS.

7.1                               CONDITIONS TO EXERCISE OF RIGHTS.  Exercise of the Preferred Holders’ and Non-Transferring Key Executives’ rights under this Agreement shall be subject to and conditioned upon, and the Key Holder Transferors and the Company shall use their best efforts to assist each Preferred Holder and Non-Transferring Key Executive in, compliance with applicable laws.

7.2                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the Business Corporation Act of the State of Illinois as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and the United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

7.3                               AMENDMENT.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Preferred Holders, by a majority in interest of the Preferred Holders and their assignees, pursuant to Section 6.4 hereof, (iii) as to Holdings, by Holdings and (iv) as to the Key Executives, by a majority in interest of the Key Executives (based upon their ownership of Key Executive Shares); provided, that no consent of any Key Executive shall be necessary for any amendment and/or restatement which includes additional holders of the Series A Preferred, Series B Preferred or other preferred stock of the Company as “Preferred Holders” and parties hereto.  Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 7.3 shall be binding upon each Preferred Holder, its successors and assigns, the Company and the Key Holders, and their successors and assigns.

7.4                               BINDING EFFECT.  This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

7.5                               TERM.  This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a)                                 the date of the closing of a Qualified Initial Public Offering (as that term is defined in the Charter);

(b)                                 the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided, however, that this Section 6.5(b) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company; or

(c)                                  the date as of which the parties hereto terminate this Agreement by written consent of the Company, a majority in interest of the Preferred Holders and a majority in interest of the Key Holders.

7.6                               OWNERSHIP.  The Key Holders represent and warrant that each is the sole legal and beneficial owner of those shares of Key Holder Shares such holder currently holds subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares.  The Preferred Holders represent and warrant that each is the sole legal and beneficial owner of those shares of Preferred Holder Shares such holder currently holds subject to this Agreement and that no other person has any interest (other than a community property interest) in such shares.

7.7                               NOTICES.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the Exhibits hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

7.8                               SEVERABILITY.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.9                               ATTORNEYS’ FEES.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.10                        ENTIRE AGREEMENT.  This Agreement and the Exhibits hereto, along with the Purchase Agreement and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.  This Agreement supersedes the Original Agreement in its entirety, which shall have no further force or effect.

7.11                        ADDITIONAL PREFERRED HOLDERS AND KEY HOLDERS.  Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of the Series A Preferred or Series B Preferred, any purchaser of such shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Preferred Holder” hereunder, and in the event that the Company shall issue additional Common Shares, any purchaser of such Common Shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Key Holder” hereunder.

7.12                        COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement.  This Agreement may be executed by facsimile or electronic .pdf signatures.

SIGNATURES ON THE FOLLOWING PAGES

This Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written:

THE COMPANY:

PAYLOCITY CORPORATION

By:	/s/Steven Beachamp
Name:	Steven Beauchamp
Title:	Chief Executive Officer

KEY EXECUTIVES:

/s/Steven Beauchamp
Steven Beauchamp

/s/Michael Haske
Michael Haske

/s/Dan Miller
Dan Miller

HOLDINGS:

PAYLOCITY MANAGEMENT HOLDINGS, LLC

By:	/s/Steven Sarowitz
Name:	Steven Sarowitz
Title:	Manager

Paylocity Corporation Amended and Restated Right of First Refusal and Co-Sale Agreement Signature Page

This Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written:

PREFERRED HOLDERS:

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

Paylocity Corporation Amended and Restated Right of First Refusal and Co-Sale Agreement Signature Page

This Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written:

PREFERRED HOLDERS:

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 DIRECT MANAGEMENT, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET 2011 DIRECT FUND L.P.

By:	ASP 2011 DIRECT MANAGEMENT LP,
its general partner

	By:	ASP 2011 DIRECT MANAGEMENT LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

Paylocity Corporation Amended and Restated Right of First Refusal and Co-Sale Agreement Signature Page

This Amended and Restated Right of First Refusal and Co-Sale Agreement is hereby executed as of the date first above written:

PREFERRED HOLDERS:

ADAMS STREET 2012 DIRECT FUND L.P.

By:	ASP 2012 DIRECT MANAGEMENT LP,
its general partner

	By:	ASP 2012 DIRECT MANAGEMENT LLC,
Its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

ADAMS STREET CO-INVESTMENT FUND II, L.P.

By:	ASP DIRECT CO-INVEST MANAGEMENT II, LLC,
its general partner

	By:	ADAMS STREET PARTNERS, LLC,
Its managing member

		By:	/s/Jeffrey T. Diehl
Name: Jeffrey T. Diehl
Title: Partner

Paylocity Corporation Amended and Restated Right of First Refusal and Co-Sale Agreement Signature Page

EXHIBIT A

LIST OF PREFERRED HOLDERS

Name	Address
ADAMS STREET 2006 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2007 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2008 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2009 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2010 DIRECT FUND, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2011 DIRECT FUND LP	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET 2012 DIRECT FUND LP	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

ADAMS STREET CO-INVESTMENT FUND II, L.P.	Adams Street Partners, LLC One North Wacker, Suite 2200 Chicago, IL 60606-2823

EXHIBIT B

PROHIBITED TRANSFERS

Automatic Data Processing, Inc.

Paychex, Inc.